EXHIBIT 99.1

Huttig Building Products, Inc. Enters Into New $250 Million Credit Facility

ST. LOUIS, Sept. 30, 2021 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (NASDAQ:HBP), a leading domestic distributor of millwork, building materials and wood products, today announced it has entered into a new $250 million senior credit facility. The facility has a five-year tenure and can be expanded to $325 million through an uncommitted $75 million accordion, subject to certain conditions. JPMorgan Chase Bank, N.A. is Administrative Agent, Joint Bookrunner and Joint Lead Arranger. Bank of America, N.A. and Fifth Third Bank, National Association are Joint Bookrunners and Joint Lead Arrangers. Regions Bank and BMO Harris Bank, N.A. are also lenders in the new facility. This new credit facility replaces the Company’s existing credit facility.

“Our new credit facility will immediately provide us with increased financial flexibility as we continue to execute our strategy,” said Philip Keipp, Vice President and Chief Financial Officer. “This agreement is reflective of our strong financial profile as we significantly strengthened our balance sheet in a challenging business environment over the past eighteen months. We are pleased with the high level of interest from the lending community while continuing our relationship with JPMorgan and Bank of America. We are also pleased with the addition of Fifth Third, Regions and BMO Harris to our lending group.”

Pricing for the new credit facility is based on LIBOR plus 125 to 175 basis points, depending on levels of average availability. At closing, the initial pricing was LIBOR plus 125 basis points.

Further details concerning the new credit facility are contained in the Company’s Current Report on Form 8-K which has been filed with the Securities and Exchange Commission.

About Huttig Building Products, Inc.

Huttig Building Products, Inc., currently in its 137th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. The Company distributes its products through 25 distribution centers serving 41 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

For more information about Huttig, please visit www.huttig.com or contact us at investor@huttig.com.